Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-207214 and 333-184445) on Form S-8 of Malvern Bancorp, Inc. of our report dated June 30, 2023, relating to our audit of the financial statements and supplemental schedule of Malvern Bank, National Association Employees’ Savings & Profit Sharing Plan and Trust, which appears in this Annual Report on Form 11-K of Malvern Bank, National Association Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 30, 2023